P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
January 26, 2012		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. INCREASES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.11 per common share, a 10% increase from the dividend paid in recent quarters.
“The Board's decision to increase the quarterly cash dividend reflects a return to stronger financial performance for the company and our commitment to enhance shareholder return,” said Chuck Sulerzyski, President and Chief Executive Officer. “Our target range for the dividend payout ratio continues to be 30 to 50%.”
This quarterly dividend is payable on February 21, 2012, to common shareholders of record on February 6, 2012. Based on 10.6 million common shares currently outstanding, the dividend declared represents a payout of approximately $1.2 million, or 33.4% of Peoples' reported fourth quarter 2011 earnings. This quarterly dividend also produces an annualized yield of 2.89% based on the closing stock price of Peoples' common shares of $15.25 on January 25, 2012.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.8 billion in assets, 47 locations and 42 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, LLC, which includes the Putnam and Barengo divisions. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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